Exhibit 10.6  Agreement with Muna, Inc.

MUNA INC
P.O. Box 970045, Coconut Creek, F1 33097    954-344-1493    munain@bellsouth.net

David W. Moskowitz, MD, MA, FACP
GenoMed, LLC
4560 Clayton Avenue
St. Louis, MO 63110

Re: Proposal for Hispanic population sample collections

Dear Dr. Moskowitz:

Pursuant to our discussions concerning the collection of samples from Hispanic populations, Muna Inc has a network of physicians and clinics with a high percentage of Hispanic patients. We have reviewed the possible disease states that you have expressed interest in investigating. We can provide access to most of the samples you seek as expressed in our recent email. Muna Inc is prepared to begin collections of samples upon written confirmation of the following proposal.

Muna Inc will arrange for the collection of blood from Hispanic patients with documented disease states as per GenoMed specifications. Blood will be collected in 5-ml purple top tubes and stored refrigerated pending shipment to GenoMed.
Samples will be shipped refrigerated to GenoMed using GenoMed's designated shipper and account number.

Cost per sample win be $20/tube. Payments to be made for each shipment by check made payable to Muna Inc within 2 weeks of receipt of samples. Documentation requirements for the samples has yet to be finalized. Normal documentation of samples (simple demographics and stated disease state) is included in the above costs.

If documentation is to be provided in computer database format to be specified by GenoMed, this service can be provided at little or no additional cost per sample (depending on the complexity of the database requirements). Some initial setup costs are anticipated. An initial fee of $3-5000 (again depending on the complexity of the database) will be required for the proper training of network staff for data entry purposes. If onsite dedicated computer hardware is required, that cost will be additional, however, we do anticipate that existing equipment will accommodate most database entry requirements.

A timetable for the collection of samples can best be provided after the collection process has begun. While our clinics can assure their existing patient loads, not all patients available to these clinics will be willing to participate in his program. Of course, physicians will be instructed to concentrate on disease states as specified by GenoMed.

By the designated signatures below, Muna Inc and GenoMed LLC agree in principle to the above proposal. Upon authorization, Muna Inc will initiate the collection process. Collections will continue until the program is completed or until either party notifies the other that collections are be terminated. GenoMed will be responsible for payment upon delivery of all samples collected prior to notice to terminate.

/s/ David W. Moskowitz      1/16/02       /s/ Leo A. Gosser           12/7/01
David W. Moskowitz, MD      Date              Leo A. Gosser, Ph.D     Date
GenoMed LLC                                   MUNA Inc.